UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15/A

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


CWALT, Inc. hereby amends and restates it Current Report on Form 15 filed on January 14, 2005, as set forth below.



                                           Commission File Number 333-125902-54
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                                  CWALT, Inc.
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            (Exact name of registrant as specified in its charter)

                               4500 Park Granada
                  Calabasas, California 91302 (818) 225-3000
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         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                CWALT, Inc., Alternative Loan Trust 2005-86CB,
             Mortgage Pass-Through Certificates, Series 2005-86CB
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           (Title of each class of securities covered by this Form)

                                     None
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        (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                  Rule 12g-4(a)(1)(i)  [ ]    Rule 12h-3(b)(1)(ii) [ ]

                  Rule 12g-4(a)(1)(ii) [ ]    Rule 12h-3(b)(2)(i)  [ ]

                  Rule 12g-4(a)(2)(i)  [ ]    Rule 12h-3(b)(2)(ii) [ ]

                  Rule 12g-4(a)(2)(ii) [ ]    Rule 15d-6           [X]

                  Rule 12h-3(b)(1)(i)  [ ]

      Approximate number of holders of record as of the certification or notice date: 5
             -

      Pursuant to the requirements of the Securities Exchange Act of 1934, CWALT, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.




DATE:   January 24, 2006                             BY:  /s/ Darren Bigby
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                                                              Darren Bigby
                                                              Vice President


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